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                     August 8, 2023

       John Wasson
       Chief Executive Officer
       ICF International, Inc.
       1902 Reston Metro Plaza
       Reston, VA 20190

                                                        Re: ICF International,
Inc.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2022
                                                            Filed March 1, 2023
                                                            File No. 1-33045

       Dear John Wasson:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Trade & Services